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                                                                    Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors


     We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated January 26, 1998, in the Registration Statement (Form S-3 No. 333-58829) and related Prospectus of Coulter Pharmaceutical, Inc. for the registration of 2,300,000 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 1998, with respect to the consolidated financial statements included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

Palo Alto, California
July 27, 1998